SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)(1)



                        CONVERGENT COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   211914403
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Copy to:

Sandler Capital Management                Michael R. Reiner, Esq.
767 Fifth Avenue                          Morrison Cohen Singer & Weinstein, LLP
New York, New York 11545                  750 Lexington Avenue
Telephone (212) 754-8100                  New York, New York 10022
                                          Telephone (212) 735-8600
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Persons
               Authorized to Receive Notices and Communications)


                                 April 18, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d - 1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].


NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

                        (Continued on following page(s))

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                        Sandler Capital Partners IV L.P.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     WC, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of            2,661,133 shares                             8.8%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       1,089,392 shares                             3.7%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            2,661,133 shares                             8.8%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       1,089,392 shares                             3.7%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                3,750,525 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   12.3%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -2 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                     Sandler Capital Partners IV FTE, L.P.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     WC, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of            1,089,392 shares                             3.7%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       2,661,133 shares                             8.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            1,089,392 shares                             3.7%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       2,661,133 shares                             8.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                3,750,525 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   12.3%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -3 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                   21st Century Communications Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     WC, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of            406,820 shares                               1.4%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       193,180 shares                               0.7%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            406,820 shares                               1.4%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       193,180 shares                               0.7%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 600,000 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                    2.1%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -4 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                 21st Century Communications T-E Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     WC, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of            138,420 shares                               0.5%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       461,580 shares                               1.6%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            138,420 shares                               0.5%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       461,580 shares                               1.6%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 600,000 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                    2.1%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -5 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

               21st Century Communications Foreign Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     WC, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of            54,760 shares                                0.2%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       545,240 shares                               1.9%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            54,760 shares                                0.2%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       545,240 shares                               1.9%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 600,000 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                    2.1%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -6 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                        Sandler Investment Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,664,371 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -7 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                           Sandler Capital Management

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,664,371 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -8 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                           Infomedia Associates, Ltd.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       600,000 shares                               2.1%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       600,000 shares                               2.1%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 600,000 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                    2.1%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -9 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

        Wheatley Partners II, L.P. (formerly, Applewood Associates, L.P.)

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     WC, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of            471,875 shares                               1.6%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       0 shares                                       0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            471,875 shares                               1.6%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       0 shares                                       0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 471,875 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                    1.6%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -10 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                             Applewood Capital Corp.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       471,875 shares                               1.6%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       471,875 shares                               1.6%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 471,875 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                    1.6%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -11 of 55-

`
CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  Irwin Lieber

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                           United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       1,071,875 shares                             3.7%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       1,071,875 shares                             3.7%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                1,071,875 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                    3.7%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -12 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Barry Rubenstein

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                           United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       1,071,875 shares                             3.7%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       1,071,875 shares                             3.7%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                1,071,875 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                    3.7%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -13 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Barry Fingerhut

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                           United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       1,071,875 shares                             3.7%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       1,071,875 shares                             3.7%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                1,071,875 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                    3.7%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -14 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   Seth Lieber

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                           United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       471,875 shares                               1.6%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       471,875 shares                               1.6%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 471,875 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                    1.6%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -15 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Jonathan Lieber

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                           United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       471,875 shares                               1.6%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       471,875 shares                               1.6%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                 471,875 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                    1.6%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -16 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                    ARH Corp.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,664,371 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -17 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   MJDM Corp.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,664,371 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -18 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  Four JK Corp.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,664,371 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -19 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   ALCR Corp.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,664,371 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -20 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   SERF Corp.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,664,371 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -21 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  TERPSI Corp.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,664,371 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -22 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  JIRAKAL Corp.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,664,371 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -23 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                              MJM Associates, L.P.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     WC, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of            36,976 shares                                0.1%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       0 shares                                       0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            36,976 shares                                0.1%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       0 shares                                       0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                  36,976 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                    0.1%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -24 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Harvey Sandler

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     PF, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                           United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of            36,976 shares                                0.1%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            36,976 shares                                0.1%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,701,347 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.9%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -25 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                               Michael J. Marocco

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                           United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of            15,625 shares                               0.05%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,701,347 shares                            17.9%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            15,625 shares                               0.05%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,701,347 shares                            17.9%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,716,972 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.9%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -26 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 John Kornreich

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     PF, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                           United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of            36,976 shares                                0.1%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            36,976 shares                                0.1%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,701,347 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.9%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -27 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Andrew Sandler

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     PF, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                           United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of            15,226 shares                                0.1%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            15,226 shares                                0.1%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,679,597 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -28 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Douglas Schimmel

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     PF, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                           United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of            6,526 shares                                0.02%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            6,526 shares                                0.02%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,670,897 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -29 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Hannah Stone

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     PF, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                           United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of            6,526 shares                                0.02%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            6,526 shares                                0.02%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,670,897 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -30 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                    David Lee

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     PF, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                           United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of            13,050 shares                               0.05%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            13,050 shares                               0.05%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,677,421 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -31 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                        Sandler Capital Partners V, L.P.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                     WC, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of            1,313,846 shares                             4.3%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       0 shares                                       0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            1,313,846 shares                             4.3%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       0 shares                                       0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                1,313,846 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                    4.3%

________________________________________________________________________________
14   Type of Reporting Person*

                                       PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -32 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   MEDG Corp.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                New York

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,664,371 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -33 of 55-

CUSIP No.
211914403                            13D

________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Edward Grinacoff

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

                                       OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

                                                           United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of            0 shares                                       0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                       5,664,371 shares                            17.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting            0 shares                                       0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                       5,664,371 shares                            17.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

                                5,664,371 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                   17.8%

________________________________________________________________________________
14   Type of Reporting Person*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                   -34 of 55-

     This statement,  dated April 18, 2000,  constitutes  Amendment No. 1 to the
Schedule 13D, dated July 19, 1999, regarding the reporting persons ownership of certain securities of Convergent Communications, Inc. (the "Issuer").

     The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

     This Amendment No. 1 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.

ITEM 1. SECURITY AND ISSUER

     (a) Common Stock, no par value per share ("Common Stock"), (CUSIP No. 211914403).

     (b)  1999  warrants  (the  "1999  Warrants"),   expiring  in  March,  2004,
          entitling the holder to purchase one share of Common Stock at $15.00 per share.

     (c) Series B Cumulative Preferred Stock (the "Series B Preferred Stock"), with a liquidation preference of $1,000 per share (plus accumulated and unpaid dividends) accumulates dividends at a rate of 8.0% per annum. The Series B Preferred Stock is mandatorily redeemable by the Issuer at a price equal to the greater of (i) the Series B Preferred Stock liquidation preference plus accrued and unpaid dividends, and
          (ii) 60% of the market value of the shares of Common Stock into which it is convertible, in each case on the tenth anniversary of its original issuance. The Issuer has the option to redeem the shares of Series B Preferred Stock after the fifth anniversary of its original issuance at a price equal to the greater of (i) its liquidation preference plus accrued and unpaid dividends, and (ii) the market value of the shares of Common Stock into which it is convertible, in each case at the time of redemption, plus a "make whole premium" designed to compensate holders for the loss of such holders' dividend income as a result of the redemption. The Series B Preferred Stock is convertible into Common Stock at the option of the holder at any time at a conversion price of $13.00 per share of Common Stock. The holders of the Series B Preferred Stock vote together with the holders of the Common Stock (and any holders of shares of Series A Preferred Stock), as a single class, as if the Series B Preferred Stock has already converted to Common Stock. Initially the Series B Preferred Stock held by its reporting persons will convert, in the aggregate, into 1,923,077 shares of Common Stock.

     (d) Series A Warrants (the "Series A Warrants"), expiring April 18, 2005, entitling the holder to purchase one share of Common Stock at $20.00 per share.


                                   -35 of 55-

     (e) Series B Warrants (the "Series B Warrants"), expiring April 18, 2005, entitling the holder to purchase one share of Common Stock at $25.00 per share.

     (f)  Convergent  Communications,  Inc.
          400 Inverness Drive South, Suite 400
          Englewood, Colorado 80112
          (303) 749-3000

ITEM 2. IDENTITY AND BACKGROUND

     9. (a) Wheatley Partners II, L.P. (formerly, Applewood Associates, L.P.), a limited partnership organized under the laws of the State of New York ("Wheatley II").

          (b)  Address: c/o Applewood Capital Corp.
                        68 Wheatley Road
                        Brookville, New York 11545

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     31. (a) Sandler Capital Partners V L.P., a limited partnership organized under the laws of the State of Delaware ("Sandler V").

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     SIP is a general partner of 21st Century, T-E, Foreign, Sandler IV, Sandler IV FTE and Sandler V.

     32.  (a)  MEDG Corp., a New York corporation.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Business: Investments.

          (d)  No.

          (e)  No.

     33.  (a)  Edward Grinacoff, is the sole shareholder of MEDG Corp.

          (b)  Address: 767 Fifth Avenue
                        New York, New York 10153

          (c)  Principal Occupation: Investments.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.


                                   -36 of 55-

     MEDG Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E, Foreign, Sandler IV, Sandler IV FTE, and Sandler V.

ITEM 3. Source and Amount of Funds or Other Consideration.

     The source of funds for the acquisition of the securities was the general working capital and other funds of Sandler IV, Sandler IV FTE, and Sandler V.

                                               Number of
                                               Shares of           Number of           Number of
                                                Series B           Series A            Series B
                                            Preferred Stock        Warrants            Warrants         Purchase Price
                                            ---------------        --------            --------         --------------
Sandler Capital Partners IV, L.P.                7,100              28,400              47,334           $ 7,100,000

Sandler Capital Partners IV FTE, L.P.            2,900              11,600              19,333           $ 2,900,000

Sandler Capital Partners V, L.P.                15,000              60,000             100,000           $15,000,000

ITEM 4. Purpose of Transaction.

     Other than Michael Marocco's capacity as a director of the Issuer and the reporting persons' purchase or sale of additional securities of the Issuer, no reporting person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) - (j) of Item 4 of
Schedule 13D except as set forth herein.

ITEM 5. Interests in Securities of the Issuer.

     (a) The following list sets forth the aggregate number and percentage (based on 28,932,281 shares of Common Stock outstanding as reported by the Issuer in its Form 10-K/A, dated April 24, 2000), of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of April 18, 2000:



                                   -37 of 55-

                                                                           Shares of Common         Percentage of Shares
                                                                          Stock Beneficially         of Common Stock
Name                                                                           Owned(2)             Beneficially Owned(2)
----                                                                           --------             ---------------------
Sandler Capital Partners IV, L.P.                                        3,750,525(3)(4)                   12.3%

Sandler Capital Partners IV FTE, L.P.                                    3,750,525(3)(4)                   12.3%

21st Century Communications Partners, L.P.                                 600,000(4)(5)                    2.1%

21st Century Communications T-E Partners, L.P.                             600,000(4)(5)                    2.1%

21st Century Communications Foreign Partners, L.P.                         600,000(4)(5)                    2.1%

Sandler Investment Partners, L.P.                                        5,664,371(3)(4)(5)(6)             17.8%

Sandler Capital Management                                               5,664,371(3)(4)(5)(6)             17.8%

Infomedia Associates, Ltd.                                                 600,000(4)(7)                    2.1%

Wheatley Partners II, L.P.                                                 471,875(7)                       1.6%

Applewood Capital Corp.                                                    471,875(4)(7)                    1.6%

Irwin Lieber                                                             1,071,875(4)(5)(7)                 3.7%

Barry Rubenstein                                                         1,071,875(4)(5)(7)                 3.7%

Barry Fingerhut                                                          1,071,875(4)(5)(7)                 3.7%

--------

     (2) Includes shares of Common Stock issuable upon the exercise of the 1999 Warrants and upon the conversion of the Series B Preferred Stock, the Series A Warrants and the Series B Warrants.

     (3) Includes 1,500,134 shares of Common Stock owned by Sandler IV and 539,111 shares issuable upon the exercise of the 1999 Warrants owned by Sandler IV. Includes 614,534 shares of Common Stock owned by Sandler IV FTE and 220,848 shares issuable upon the exercise of the 1999 Warrants owned by Sandler IV FTE.


          Includes 546,154 shares of Common Stock issuable upon the conversion of the Series B Preferred Stock owned by Sandler IV, 28,400 shares of Common Stock issuable upon the conversion of the Series A Warrants owned by Sandler IV, and 47,334 shares of Common Stock issuable upon the conversion of the Series B Warrants owned by Sandler IV.


          Includes 223,077 shares of Common Stock issuable upon the conversion of the Series B Preferred Stock owned by Sandler IV FTE, 11,600 shares of Common Stock issuable upon the conversion of the Series A Warrants owned by Sandler IV FTE, and 19,333 shares of Common Stock issuable upon the conversion of the Series B Warrants owned by Sandler IV FTE.

     (4)  The  reporting   person  disclaims   beneficial   ownership  of  these
          securities except to the extent of his/her/its equity interest therein.

     (5) Includes 406,820 shares of Common Stock owned by 21st Century, 138,420 shares of Common Stock owned by T-E and 54,760 shares of Common Stock owned by Foreign.

     (6) Includes 1,153,846 shares of Common Stock issuable upon the conversion of the Series B Preferred Stock owned by Sandler V, 60,000 shares of Common Stock issuable upon the conversion of the Series A Warrants owned by Sandler V, and 100,000 shares of Common Stock issuable upon the conversion of the Series B Warrants owned by Sandler V.

     (7) Includes 400,000 shares of Common Stock owned by Wheatley II and 71,875 shares issuable upon the exercise of the 1999 Warrants owned by Wheatley II.

                                  - 38 of 55 -

                                                                          Shares of Common         Percentage of Shares
                                                                         Stock Beneficially          of Common Stock
Name                                                                          Owned(2)             Beneficially Owned(2)
----                                                                          --------             ---------------------
Seth Lieber                                                             471,875(4)(7)                     1.6%

Jonathan Lieber                                                         471,875(4)(7)                     1.6%

ARH Corp.                                                             5,664,371(3)(4)(5)(6)              17.8%

MJDM Corp.                                                            5,664,371(3)(4)(5)(6)              17.8%

Four JK Corp.                                                         5,664,371(3)(4)(5)(6)              17.8%

ALCR Corp.                                                            5,664,371(3)(4)(5)(6)              17.8%

SERF Corp.                                                            5,664,371(3)(4)(5)(6)              17.8%

TERPSI Corp.                                                          5,664,371(3)(4)(5)(6)              17.8%

JIRAKAL Corp.                                                         5,664,371(3)(4)(5)(6)              17.8%

MJM Associates, L.P.                                                     36,976(8)                        0.1%

Harvey Sandler                                                        5,701,347(3)(4)(5)(6)(9)           17.9%

Michael J. Marocco                                                    5,716,972(3)(4)(5)(6)(8)           17.9%

John Kornreich                                                        5,701,347(3)(4)(5)(6)(10)          17.9%

Andrew Sandler                                                        5,679,597(3)(4)(5)(6)(11)          17.8%

Douglas Schimmel                                                      5,670,897(3)(4)(5)(6)(12)          17.8%

Hannah Stone                                                          5,670,897(3)(4)(5)(6)(13)          17.8%

David Lee                                                             5,677,421(3)(4)(5)(6)(14)          17.8%

Sandler Capital Partners V, L.P.                                      1,313,846(6)                        4.3%

--------
     (8) Includes 27,201 shares of Common Stock owned by MJM Associates, and 9,775 shares issuable upon the exercise of the 1999 Warrants owned by MJM Associates. For Mr. Marocco, includes 15,625 shares issuable upon the exercise of currently exercisable non-qualified stock options.

     (9) Includes 27,201 shares of Common Stock owned by Harvey Sandler and 9,775 shares issuable upon the exercise of the 1999 Warrants owned by Harvey Sandler.

     (10) Includes 27,201 shares of Common Stock owned by John Kornreich and 9,775 shares issuable upon the exercise of the 1999 Warrants owned by John Kornreich.

     (11) Includes 11,201 shares of Common Stock owned by Andrew Sandler and 4,025 shares issuable upon the exercise of the 1999 Warrants owned by Andrew Sandler.

     (12) Includes 4,800 shares of Common Stock owned by Douglas Schimmel and 1,726 shares issuable upon the exercise of the 1999 Warrants owned by Douglas Schimmel.

     (13) Includes 4,800 shares of Common Stock owned by Hannah Stone and 1,726 shares issuable upon the exercise of the 1999 Warrants owned by Hannah Stone.

     (14) Includes 9,600 shares of Common Stock owned by David Lee and 3,450 shares issuable upon the exercise of the 1999 Warrants owned by David Lee.


                                   -39 of 55-

                                 Shares of Common         Percentage of Shares
                                 Stock Beneficially         of Common Stock
Name                                  Owned (2)           Beneficially Owned (2)
----                                  ---------           ----------------------

MEDG Corp.                       5,664,371(3),(4),(5),(6)        17.8%

Edward Grinacoff                 5,664,371(3),(4),(5),(6)        17.8%

     (b) Sandler IV has sole power to vote and to dispose of 2,661,133 shares of Common Stock (including 539,111 shares issuable upon the exercise of the 1999 Warrants, 546,154 shares issuable upon the conversion of the Series B Preferred Stock, 28,400 shares issuable upon the conversion of the Series A Warrants and 47,334 shares issuable upon the conversion of the Series B Warrants ), representing approximately 8.8% of the outstanding shares of Common Stock. Sandler IV may be deemed to have shared power to vote and to dispose of 1,089,392 shares of Common Stock (including 220,848 shares issuable upon the exercise of the 1999 Warrants, 223,077 shares issuable upon the conversion of the Series B Preferred Stock, 11,600 shares issuable upon the conversion of the Series A Warrants and 19,333 shares issuable upon the conversion of the Series B Warrants), representing approximately 3.7% of the outstanding shares of Common Stock.

     Sandler IV FTE has sole power to vote and to dispose of 1,089,392 shares of Common Stock (including 220,848 shares issuable upon the exercise of the 1999 Warrants, 223,077 shares issuable upon the conversion of the Series B Preferred Stock, 11,600 shares issuable upon the conversion of the Series A Warrants and 19,333 shares issuable upon the conversion of the Series B Warrants), representing approximately 3.7% of the outstanding shares of Common Stock. Sandler IV FTE may be deemed to have shared power to vote and to dispose of 2,661,133 shares of Common Stock (including 539,111 shares issuable upon the exercise of the 1999 Warrants, 546,154 shares issuable upon the conversion of the Series B Preferred Stock, 28,400 shares issuable upon the conversion of the Series A Warrants and 47,334 shares issuable upon the conversion of the Series B Warrants), representing approximately 8.8% of the outstanding shares of Common Stock.

     Sandler V has sole power to vote and to dispose of 1,313,846 shares of Common Stock (including 1,153,846 shares issuable upon the conversion of the Series B Preferred Stock, 60,000 shares issuable upon the conversion of the Series A Warrants and 100,000 shares issuable upon the conversion of the Series B Warrants), representing approximately 4.3% of the outstanding shares of Common Stock.

     21st Century has sole power to vote and to dispose of 406,820 shares of Common Stock, representing approximately 1.4% of the outstanding shares of Common Stock. 21st Century may be deemed to have shared power to vote and to dispose of 193,180 shares of Common Stock, representing approximately 0.7% of the outstanding shares of Common Stock.

     T-E has sole  power to vote and to  dispose  of  138,420  shares  of Common
Stock, representing approximately 0.5% of the outstanding shares of Common Stock. T-E may be deemed to have shared power to vote and to dispose of 461,580 shares of Common Stock, representing approximately 1.6% of the outstanding shares of Common Stock.

     Foreign has sole power to vote and to dispose of 54,760 shares of Common Stock, representing approximately 0.2% of the outstanding shares of Common Stock. Foreign may be


                                   -40 of 55-
deemed to have shared power to vote and to dispose of 545,240 shares of Common Stock, representing approximately 1.9% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler IV, Sandler IV FTE, 21st Century, T-E, Foreign and Sandler V, Sandler Investment Partners may be deemed to have shared power to vote and to dispose of 5,664,371 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants 1,923,077 shares issuable upon the conversion of the Series B Preferred Stock, 100,000 shares issuable upon the conversion of the Series A Warrants and 166,667 shares issuable upon the conversion of the Series B Warrants), representing approximately 17.8% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Sandler Investment Partners, Sandler Capital Management may be deemed to have shared power to vote and to dispose of 5,664,371 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants, 1,923,077 shares issuable upon the conversion of the Series B Preferred Stock, 100,000 shares issuable upon the conversion of the Series A Warrants and 166,667 shares issuable upon the conversion of the Series B Warrants), representing approximately 17.8% of the outstanding shares of Common Stock.

     By virtue of being a general partner of 21st Century, T-E and Foreign, Infomedia may be deemed to have shared power to vote and to dispose of 600,000 shares of Common Stock, representing approximately 2.1% of the outstanding shares of Common Stock.

     Wheatley Partners II, L.P. has sole power to vote and to dispose of 471,875 shares of Common Stock (including 71,875 shares issuable upon the exercise of the 1999 Warrants), representing approximately 1.6% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Wheatley II, Applewood Capital may be deemed to have shared power to vote and to dispose of 471,875 shares of Common Stock (including 71,875 shares issuable upon the exercise of the 1999 Warrants), representing approximately 1.6% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Wheatley II, and a shareholder, officer and director of Infomedia, Irwin Lieber may be deemed to have shared power to vote and to dispose of 1,071,875 shares of Common Stock (including 71,875 shares issuable upon the exercise of the 1999 Warrants), representing approximately 3.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Wheatley II, and a shareholder, officer and director of Infomedia, Barry Rubenstein may be deemed to have shared power to vote and to dispose of 1,071,875 shares of Common Stock (including 71,875 shares issuable upon the exercise of the 1999 Warrants), representing approximately 3.7% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Wheatley II, and a shareholder, officer and director of Infomedia, Barry Fingerhut may be deemed to have shared power to vote and to dispose of 1,071,875 shares of Common Stock (including 71,875 shares issuable upon the exercise of the 1999 Warrants), representing approximately 3.7% of the outstanding shares of Common Stock.


                                   -41 of 55-

     By virtue of being a general partner of Wheatley II, Seth Lieber may be deemed to have shared power to vote and to dispose of 471,875 shares of Common Stock (including 71,875 shares issuable upon the exercise of the 1999 Warrants), representing approximately 1.6% of the outstanding shares of Common Stock.

     By virtue of being a general partner of Wheatley II, Jonathan Lieber may be deemed to have shared power to vote and to dispose of 471,875 shares of Common Stock (including 71,875 shares issuable upon the exercise of the 1999 Warrants), representing approximately 1.6% of the outstanding shares of Common Stock.

     By virtue of each entity being a general partner of Sandler Capital Management, each of ARH Corp., MJDM Corp., Four JK Corp., ALCR Corp., SERF Corp., TERPSI Corp., JIRAKAL Corp. and MEDG Corp., may be deemed to have shared power to vote and to dispose of 5,664,371 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants, 1,923,077 shares issuable upon the conversion of the Series B Preferred Stock, 100,000 shares issuable upon the conversion of the Series A Warrants and 166,667 shares issuable upon the conversion of the Series B Warrants), representing approximately 17.8% of the outstanding shares of Common Stock.

     MJM Associates has sole power to vote and to dispose of 36,976 shares of Common Stock (including 9,775 shares issuable upon the exercise of the 1999 Warrants), representing approximately 0.1% of the outstanding shares of Common Stock.

     Harvey Sandler has sole power to vote and to dispose of 36,976 shares of Common Stock (including 9,775 shares issuable upon the exercise of the 1999 Warrants), representing approximately 0.1% of the outstanding shares of Common Stock. By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote and to dispose of 5,664,371 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants, 1,923,077 shares issuable upon the conversion of the Series B Preferred Stock, 100,000 shares issuable upon the conversion of the Series A Warrants and 166,667 shares issuable upon the conversion of the Series B Warrants), representing approximately 17.8% of the outstanding shares of Common Stock.

     Michael Marocco has sole power to vote and to dispose of 15,625 shares of Common Stock (consisting of 15,625 shares issuable upon the exercise of currently exercisable non-qualified stock options), representing approximately 0.05% of the outstanding shares of Common Stock. By virtue of being the sole shareholder of MJDM Corp. and a general partner of MJM Associates, Michael Marocco may be deemed to have shared power to vote and to dispose of 5,701,347 shares of Common Stock (including 769,734 shares issuable upon the exercise of the 1999 Warrants, 1,923,077 shares issuable upon the conversion of the Series B Preferred Stock, 100,000 shares issuable upon the conversion of the Series A Warrants and 166,667 shares issuable upon the conversion of the Series B Warrants), representing approximately 17.9% of the outstanding shares of Common Stock.

     John Kornreich has sole power to vote and to dispose of 36,976 shares of Common Stock (including 9,775 shares issuable upon the exercise of the 1999 Warrants), representing approximately 0.1% of the outstanding shares of Common Stock. By virtue of being the majority shareholder of Four JK Corp., John Kornreich may be deemed to have shared power to vote and to


                                   -42 of 55-
dispose of 5,664,371 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants 1,923,077 shares issuable upon the conversion of the Series B Preferred Stock, 100,000 shares issuable upon the conversion of the Series A Warrants and 166,667 shares issuable upon the conversion of the Series B Warrants), representing approximately 17.8% of the outstanding shares of Common Stock.

     Andrew Sandler has sole power to vote and to dispose of 15,226 shares of Common Stock (including 4,025 shares issuable upon the exercise of the 1999 Warrants), representing approximately 0.1% of the outstanding shares of Common Stock. By virtue of being the sole shareholder of ALCR Corp., Andrew Sandler may be deemed to have shared power to vote and to dispose of 5,664,371 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants, 1,923,077 shares issuable upon the conversion of the Series B Preferred Stock, 100,000 shares issuable upon the conversion of the Series A Warrants and 166,667 shares issuable upon the conversion of the Series B Warrants), representing approximately 17.8% of the outstanding shares of Common Stock.

     Douglas Schimmel has sole power to vote and to dispose of 6,526 shares of Common Stock (including 1,726 shares issuable upon the exercise of the 1999 Warrants), representing approximately 0.02% of the outstanding shares of Common Stock. By virtue of being the sole shareholder of SERF Corp., Douglas Schimmel may be deemed to have shared power to vote and to dispose of 5,664,371 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants, 1,923,077 shares issuable upon the conversion of the Series B Preferred Stock, 100,000 shares issuable upon the conversion of the Series A Warrants and 166,667 shares issuable upon the conversion of the Series B Warrants), representing approximately 17.8% of the outstanding shares of Common Stock.

     Hannah Stone has sole power to vote and to dispose of 6,526 shares of Common Stock (including 1,726 shares issuable upon the exercise of the 1999 Warrants), representing approximately 0.02% of the outstanding shares of Common Stock. By virtue of being the sole shareholder of TERPSI Corp., Hannah Stone may be deemed to have shared power to vote and to dispose of 5,664,371 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants, 1,923,077 shares issuable upon the conversion of the Series B Preferred Stock, 100,000 shares issuable upon the conversion of the Series A Warrants and 166,667 shares issuable upon the conversion of the Series B Warrants), representing approximately 17.8% of the outstanding shares of Common Stock.

     David Lee has sole power to vote and to dispose of 13,050 shares of Common Stock (including 3,450 shares issuable upon the exercise of the 1999 Warrants), representing approximately 0.1% of the outstanding shares of Common Stock. By virtue of being the sole shareholder of JIRAKAL Corp., David Lee may be deemed to have shared power to vote and to dispose of 5,664,371 shares of Common Stock (including 759,959 shares issuable upon the exercise of the 1999 Warrants, 1,923,077 shares issuable upon the conversion of the Series B Preferred Stock, 100,000 shares issuable upon the conversion of the Series A Warrants and 166,667 shares issuable upon the conversion of the Series B Warrants), representing approximately 17.8% of the outstanding shares of Common Stock.

     By virtue of being the sole shareholder of MEDG Corp., Edward Grinacoff may be deemed to have shared power to vote and to dispose of 5,664,371 shares of Common Stock


                                   -43 of 55-

(including 759,959 shares issuable upon the exercise of the 1999 Warrants, 1,923,077 shares issuable upon the conversion of the Series B Preferred Stock, 100,000 shares issuable upon the conversion of the Series A Warrants and 166,667 shares issuable upon the conversion of the Series B Warrants), representing approximately 17.8% of the outstanding shares of Common Stock.

     (c) The following is a description of all transactions in shares of Common Stock of the Issuer by the reporting persons identified in Item 2 of this
Schedule 13D effected from February 17, 2000 through April 18, 2000, inclusive:

     On April 18, 2000, the reporting persons acquired the Series B Preferred Stock, Series A Warrants and Series B Warrants for in the aggregate, $25,000,000, pursuant to the terms of the Securities Purchase Agreement, dated as of April 4, 2000, among the Issuer, TPG Convergent I, L.L.C., Sandler IV and Sandler V.

     (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

     (e) Not applicable.


ITEM 6. Contracts Arrangements Understanding or Relationships with Respect to Securities of the Issuer

     In addition to the Securities Purchase Agreement, TPG Convergent I, L.L.C., Sandler IV, Sandler IV FTE and Sandler V entered into an Investor Rights Agreement, dated April 18, 2000, with the Issuer, which sets forth certain transfer restrictions, demand, piggyback and Form S-3 registration rights, and grants certain other rights to the holders of the Series B Preferred Stock. The Investor Rights Agreement also provides that in the event that the Issuer fails to comply with certain covenants, an Operating Committee shall be formed by the Board consisting of five members, including a representative of Sandler IV, Sandler IV FTE and Sandler V.


ITEM 7. Materials to be Filed as Exhibits

     Exhibit A. Agreement among the reporting persons, effective as of April 18, 2000, by which they have agreed to file this Schedule 13D and all necessary amendments, as required by Rule 13d- 1.

     Exhibit B - Securities Purchase Agreement, dated as of April 4, 2000, incorporated by reference to the Issuer's Annual Report on Form 10-K/A for the year ended December 31, 1999, Exhibit 4.10 (Commission File Number 333-53953).


                                   -44 of 55-

     Exhibit C - Investor Rights Agreement, dated April 18, 2000, incorporated by reference to the Issuer's Annual Report on Form 10-K/A for the year ended December 31, 1999, Exhibit 4.11 (Commission File Number 333-53953).

     Exhibit D - Warrant Agreement, dated April 18, 2000, incorporated by reference to the Issuer's Annual Report on Form 10-K/A for the year ended December 31, 1999, Exhibit 4.12 (Commission File Number 333-53953).





                                   -45 of 55-

                                    SIGNATURE

     After reasonable inquiry and to the best of his/her/its knowledge and belief, each of the undersigned hereby certifies that the information set forth in this Schedule is true, complete and correct.

Dated: May 15, 2000

                                    SANDLER CAPITAL PARTNERS IV, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         General Partner
                                         By: Sandler Capital Management,
                                             General Partner
                                             By: ARH Corp., a
                                                 General Partner


                                         By: /s/ Edward Grinacoff
                                         -----------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer

                                    SANDLER CAPITAL PARTNERS IV FTE, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         General Partner
                                         By: Sandler Capital Management,
                                             General Partner
                                             By: ARH Corp., a
                                                 General Partner

                                         By: /s/ Edward Grinacoff
                                             -----------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer


                                    21ST CENTURY COMMUNICATIONS
                                    PARTNERS, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         General Partner
                                         By: Sandler Capital Management,
                                             General Partner
                                             By: ARH Corp., a
                                                 General Partner


                                         By: /s/  Edward Grinacoff
                                             -----------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer


                                   -46 of 55-

                                    21ST CENTURY COMMUNICATIONS T-E
                                    PARTNERS, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         General Partner
                                         By: Sandler Capital Management,
                                             General Partner
                                             By: ARH Corp., a
                                                 General Partner


                                         By: /s/  Edward Grinacoff
                                             -----------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer

                                    21ST CENTURY COMMUNICATIONS
                                    FOREIGN PARTNERS, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         General Partner
                                         By: Sandler Capital Management,
                                             General Partner
                                             By: ARH Corp., a
                                                 General Partner


                                         By: /s/  Edward Grinacoff
                                             -----------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer


                                    SANDLER CAPITAL PARTNERS V, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         General Partner
                                         By: Sandler Capital Management,
                                             General Partner
                                             By: ARH Corp., a
                                                 General Partner


                                         By: /s/  Edward Grinacoff
                                             -----------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer


                                   -47 of 55-

                                    SANDLER INVESTMENT PARTNERS, L.P.
                                    By:  Sandler Capital Management,
                                         General Partner
                                         By: ARH Corp., a General Partner

                                         By: /s/  Edward Grinacoff
                                             -----------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer

                                    SANDLER CAPITAL MANAGEMENT
                                    By:  ARH Corp., a General Partner

                                    By: /s/ Edward Grinacoff
                                    --------------------------------------------
                                    Name: Edward Grinacoff
                                    Title: Secretary and Treasurer

                                    INFOMEDIA ASSOCIATES, LTD.

                                    By: /s/  Irwin Lieber
                                    --------------------------------------------
                                    Name: Irwin Lieber
                                    Title: Secretary and Treasurer

                                    WHEATLEY PARTNERS II, L.P.

                                    By: /s/  Irwin Lieber
                                    --------------------------------------------
                                    Irwin Lieber, a General Partner


                                    APPLEWOOD CAPITAL CORP.

                                    By:  /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein, President

                                         /s/ Irwin Lieber
                                    --------------------------------------------
                                    Irwin Lieber

                                         /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein

                                         /s/ Barry Fingerhut
                                    --------------------------------------------
                                    Barry Fingerhut

                                         /s/ Seth Lieber
                                    --------------------------------------------
                                    Seth Lieber

                                         /s/ Jonathan Lieber
                                    --------------------------------------------
                                    Jonathan Lieber


                                   -48 of 55-

                                    ARH CORP.


                                    By:  /s/ Edward Grinacoff
                                         ---------------------------------------
                                    Name: Edward Grinacoff
                                    Title: Secretary and Treasurer

                                    MJDM CORP.


                                    By:  /s/ Edward Grinacoff
                                         ---------------------------------------
                                    Name: Edward Grinacoff
                                    Title: Secretary and Treasurer

                                    FOUR JK CORP.


                                    By:  /s/ Moira Mitchell
                                         ---------------------------------------
                                    Name: Moira Mitchell
                                    Title: Vice President and Secretary

                                    ALCR CORP.


                                    By:  /s/ Moira Mitchell
                                         ---------------------------------------
                                    Name: Moira Mitchell
                                    Title: Secretary and Treasurer

                                    SERF CORP.


                                    By:  /s/ Moira Mitchell
                                         ---------------------------------------
                                    Name: Moira Mitchell
                                    Title: Secretary and Treasurer

                                    TERPSI CORP.


                                    By:  /s/ Moira Mitchell
                                         ---------------------------------------
                                    Name: Moira Mitchell
                                    Title: Secretary and Treasurer

                                    JIRAKAL CORP.


                                    By:  /s/ Moira Mitchell
                                         ---------------------------------------
                                    Name: Moira Mitchell
                                    Title: Secretary and Treasurer


                                   -49 of 55-

                                    MJM ASSOCIATES, L.P.


                                    By:  /s/ Michael J. Marocco
                                         ---------------------------------------
                                    Name: Michael J. Marocco
                                    Title: General Partner

                                    MEDG CORP.


                                    By:  /s/ Moira Mitchell
                                         ---------------------------------------
                                    Name: Moira Mitchell
                                    Title: President and Treasurer


                                    /s/  Harvey Sandler
                                    --------------------------------------------
                                    Harvey Sandler

                                    /s/  Michael J. Marocco
                                    --------------------------------------------
                                    Michael J. Marocco

                                    /s/  John Kornreich
                                    --------------------------------------------
                                    John Kornreich

                                    /s/  Andrew Sandler
                                    --------------------------------------------
                                    Andrew Sandler

                                    /s/ Douglas Schimmel
                                    --------------------------------------------
                                    Douglas Schimmel

                                    /s/  Hannah Stone
                                    --------------------------------------------
                                    Hannah Stone

                                    /s/  David Lee
                                    --------------------------------------------
                                    David Lee

                                    /s/  Edward Grinacoff
                                    --------------------------------------------
                                    Edward Grinacoff

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


                                   -50 of 55-

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1 under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the securities of CONVERGENT COMMUNICATIONS, INC. and that this Agreement be filed as an Exhibit to such statement on Schedule 13D.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 18th day of April, 2000.

                                    SANDLER CAPITAL PARTNERS IV, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         General Partner
                                         By: Sandler Capital Management,
                                             General Partner
                                             By: ARH Corp., a
                                                 General Partner


                                         By: /s/ Edward Grinacoff
                                             -----------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer


                                    SANDLER CAPITAL PARTNERS IV FTE, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         General Partner
                                         By: Sandler Capital Management,
                                             General Partner
                                             By: ARH Corp., a
                                                 General Partner


                                         By: /s/ Edward Grinacoff
                                             ----------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer

                                    21ST CENTURY COMMUNICATIONS
                                    PARTNERS, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         General Partner
                                         By: Sandler Capital Management,
                                             General Partner
                                             By: ARH Corp., a
                                                 General Partner

                                         By: /s/ Edward Grinacoff
                                            ------------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer


                                   -51 of 55-

                                    21ST CENTURY COMMUNICATIONS T-E
                                    PARTNERS, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         General Partner
                                         By: Sandler Capital Management,
                                             General Partner
                                             By: ARH Corp., a
                                                 General Partner


                                         By: /s/ Edward Grinacoff
                                             -----------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer


                                    21ST CENTURY COMMUNICATIONS
                                    FOREIGN PARTNERS, L.P.
                                    By:  Sandler Investment Partners, L.P.,
                                         General Partner
                                         By: Sandler Capital Management,
                                             General Partner
                                             By: ARH Corp., a
                                                 General Partner


                                         By: /s/ Edward Grinacoff
                                             -----------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer


                                    SANDLER CAPITAL PARTNERS V, L.P.
                                    By: Sandler Investment Partners, L.P.,
                                             General Partner
                                             By: Sandler Capital Management,
                                             General Partner
                                             By: ARH Corp., a
                                                 General Partner


                                         By: /s/  Edward Grinacoff
                                             -----------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer


                                   -52 of 55-

                                    SANDLER INVESTMENT PARTNERS, L.P.
                                    By:  Sandler Capital Management,
                                         General Partner
                                         By: ARH Corp., a General Partner

                                         By: /s/ Edward Grinacoff
                                             -----------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer

                                    SANDLER CAPITAL MANAGEMENT
                                    By:  ARH Corp., a General Partner


                                         By: /s/ Edward Grinacoff
                                             -----------------------------------
                                         Name: Edward Grinacoff
                                         Title: Secretary and Treasurer


                                    INFOMEDIA ASSOCIATES, LTD.

                                    By:  /s/ Irwin Lieber
                                         ---------------------------------------
                                    Irwin Lieber, Secretary and Treasurer

                                    WHEATLEY PARTNERS II, L.P.

                                    By:  /s/ Irwin Lieber
                                         ---------------------------------------
                                    Irwin Lieber, a General Partner

                                    APPLEWOOD CAPITAL CORP.

                                    By:  /s/ Barry Rubenstein
                                         ---------------------------------------
                                    Barry Rubenstein, President

                                    /s/  Irwin Lieber
                                    --------------------------------------------
                                    Irwin Lieber

                                    /s/ Barry Rubenstein
                                    --------------------------------------------
                                    Barry Rubenstein

                                    /s/ Barry Fingerhut
                                    --------------------------------------------
                                    Barry Fingerhut

                                    /s/  Seth Lieber
                                    --------------------------------------------
                                    Seth Lieber

                                    /s/  Jonathan Lieber
                                    --------------------------------------------
                                    Jonathan Lieber


                                   -53 of 55-

                                    ARH CORP.


                                    By:  /s/ Edward Grinacoff
                                         ---------------------------------------
                                    Name: Edward Grinacoff
                                    Title: Secretary and Treasurer

                                    MJDM CORP.


                                    By:  /s/ Edward Grinacoff
                                         ---------------------------------------
                                    Name: Edward Grinacoff
                                    Title: Secretary and Treasurer

                                    FOUR JK CORP.

                                    By:  /s/ Moira Mitchell
                                         ---------------------------------------
                                    Name: Moira Mitchell
                                    Title: Vice President and Secretary

                                    ALCR CORP.

                                    By:  /s/ Moira Mitchell
                                         ---------------------------------------
                                    Name: Moira Mitchell
                                    Title: Secretary and Treasurer

                                    SERF CORP.


                                    By:  /s/ Moira Mitchell
                                         ---------------------------------------
                                    Name: Moira Mitchell
                                    Title: Secretary and Treasurer

                                    TERPSI CORP.


                                    By:  /s/ Moira Mitchell
                                         ---------------------------------------
                                    Name: Moira Mitchell
                                    Title: Secretary and Treasurer

                                    JIRAKAL CORP.


                                    By:  /s/ Moira Mitchell
                                         ---------------------------------------
                                    Name: Moira Mitchell
                                    Title: Secretary and Treasurer


                                   -54 of 55-

                                    MJM ASSOCIATES, L.P.


                                    By:  /s/ Michael J. Marocco
                                         ---------------------------------------
                                    Name: Michael J. Marocco
                                    Title: General Partner


                                    MEDG CORP.


                                    By:  /s/ Moira Mitchell
                                         ---------------------------------------
                                    Name: Moira Mitchell
                                    Title: President and Treasurer

                                    /s/  Harvey Sandler
                                    --------------------------------------------
                                    Harvey Sandler

                                    /s/  Michael J. Marocco
                                    --------------------------------------------
                                    Michael J. Marocco

                                    /s/  John Kornreich
                                    --------------------------------------------
                                    John Kornreich

                                    /s/  Andrew Sandler
                                    --------------------------------------------
                                    Andrew Sandler

                                    /s/  Douglas Schimmel
                                    --------------------------------------------
                                    Douglas Schimmel

                                    /s/  Hannah Stone
                                    --------------------------------------------
                                    Hannah Stone

                                    /s/  David Lee
                                    --------------------------------------------
                                    David Lee

                                    /s/ Edward Grinacoff
                                    --------------------------------------------
                                    Edward Grinacoff



                                   -55 of 55-